Exhibit 99.1
News Release
Novelis Reports Second Quarter Fiscal 2021 Results
Strong customer relationships across diversified product portfolio, operational excellence, and expanded global presence drives record quarterly results

Q2 Fiscal Year 2021 Highlights
•Net income from continuing operations of $144 million, up 17% YoY; excluding special items, net income of $158 million
•Record shipments of 923 kilotonnes, up 11% YoY, up 19% sequentially
•Record adjusted EBITDA of $455 million, up 22% YoY, up 80% sequentially
•Strong balance sheet with $2.6 billion in liquidity
•Completed divestment of Duffel on September 30 and signed agreement for sale of Lewisport on November 8; integration work continues with $38 million run-rate acquisition cost synergies achieved through Q2

ATLANTA, November 9, 2020 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported a net loss attributed to its common shareholder of $37 million, down 130 percent versus the prior year due to a $181 million net loss associated with discontinued operations. Net income from continuing operations increased 17 percent versus the prior year to $144 million for the second quarter of fiscal year 2021. Excluding tax-effected special items in both years, second quarter fiscal 2021 net income was $158 million, down one percent versus the prior year period, as higher after-tax Adjusted EBITDA was offset by higher depreciation, amortization, and interest expense mainly associated with the acquisition of Aleris.
Second quarter results reflect outstanding operational performance, flexible and efficient customer service, and the ability to meet rapid recovery in customer demand across end markets, with total flat rolled product shipments up 19 percent sequentially as compared to the first quarter of fiscal 2021. The recovery is most pronounced in the automotive market, with second quarter automotive shipments double compared to the first quarter, led by North America and the second consecutive quarter of record automotive shipments in Asia. In South America, increased at-home beverage consumption has significantly shifted package mix towards aluminum cans, resulting in record shipments in this segment. While the COVID-19 pandemic has caused muted demand in the aerospace market, the North American building and construction market has rebounded quickly, exiting the quarter at pre-pandemic levels. The company is also encouraged by the improving demand levels across several other specialty markets, including electronics, coffee capsules and painted products.
”Our outstanding performance this quarter was largely driven by our ability to effectively manage our business and work with customers to meet a sharp increase in demand," said Steve Fisher, President and CEO, Novelis Inc. "While future economic implications resulting from the pandemic remain uncertain, our diverse product portfolio, geographic footprint, and strong financial position will enable Novelis to continue to successfully meet customer needs and continue to invest in our business."
Net sales increased four percent from the prior year period to $3.0 billion for the second quarter of fiscal 2021, primarily driven by an eleven percent increase in shipments, partially offset by lower average aluminum prices. Total flat rolled product shipments increased to a record 923 kilotonnes, mainly reflecting the addition of the acquired Aleris business.
Adjusted EBITDA increased 22 percent to a record $455 million in the second quarter of fiscal 2021 compared to $374 million in the prior year period. Adjusted EBITDA increased versus the prior year even before the positive EBITDA contribution from the acquired Aleris business or acquisition synergies, driven by targeted cost control initiatives, as well as favorable metal costs. On a consolidated per ton basis, Novelis achieved a record EBITDA per ton of $493 in the quarter.

Year-to-date fiscal 2021 free cash flow of $132 million compares to $18 million in the prior year period, driven primarily by lower capital expenditures and working capital, partially offset by lower Adjusted EBITDA, negative metal price lag, and exceptional items recorded in the first quarter fiscal 2021. Capital expenditures decreased versus the prior year to $222 million, as the company reduces and defers non-strategic capital spending to prioritize cash.

	Three Months Ended September 30,		Six Months Ended September 30,
(in $ millions, non-GAAP measures)	2020	2019	2020	2019
Free cash flow	$283	$112	$132	$18
Capital expenditures	113	143	222	305
Free cash flow before capital expenditures	$396	$255	$354	$323
"Our financial strength, particularly as it relates to cash flow generation, is enabling us to move forward with our strategic plans to invest in new capacity and grow the business," said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis Inc. "We also remain committed to reducing net leverage and total debt, while maintaining ample liquidity levels that allow us to adapt quickly to changes in customer demand during these unprecedented times."
As of September 30, 2020, the company reported a strong total liquidity position of $2.6 billion. Net leverage improved during the quarter to 3.7x, compared to 3.8x at the end of the first fiscal quarter.
COVID-19 Response
Novelis’ primary focus remains the health and well-being of its employees. The company is closely monitoring the changing landscape with respect to the COVID-19 pandemic and taking actions to manage its business and support customers. Novelis has bolstered its Environmental Health and Safety protocols to align with guidance from global health authorities and government agencies across company operations to help ensure the safety of its employees, customers, suppliers, communities and other stakeholders. While customer demand recovered across many end markets during its fiscal second quarter, Novelis is actively managing its costs and continues to work closely with customers to leverage its global manufacturing footprint and adjust production levels to meet their needs.
Update on Aleris Acquisition and Required Divestments
On April 14, 2020, Novelis closed its acquisition of Aleris Corporation and is integrating the two companies to drive a number of strategic benefits and allow for at least $180 million in potential annual synergies. The results from continuing operations reported today for the period ending September 30, 2020 reflect the acquired businesses. Results related to the Duffel and Lewisport plants are reflected as results from discontinued operations. The company filed a form 8-K/A with the Securities and Exchange Commission on June 30, 2020, providing historical and pro forma financial information related to the acquisition.
On September 30, 2020, Novelis completed the required divestment of the Duffel plant to ALVANCE, the international aluminum business of the GFG Alliance. On November 8, 2020, Novelis signed an agreement to sell the Lewisport automotive body sheet business to American Industrial Partners, a private equity firm, for estimated net cash proceeds of approximately $171 million. With divestments now complete, Novelis is focusing on integration of the continuing operations to drive value creation. Novelis’ acquisition of Aleris provides a strong pro-forma financial profile, many strategic benefits, namely securing an integrated manufacturing footprint in China, further portfolio diversification with the addition of aerospace and building and construction, well as new technology and operational capabilities. The acquisition continues to be value accretive, with the long term outlook in line with the original acquisition case.
Second Quarter of Fiscal Year 2021 Earnings Conference Call
Novelis will discuss its second quarter of fiscal year 2021 results via a live webcast and conference call for investors at 7:30 a.m. ET on Monday, November 9, 2020. To view slides and listen only, visit https://cc.callinfo.com/r/1hz1vjgissitd&eom. To join by telephone, dial toll-free in North America at 877-242-2872, India toll-free at 18002660839 or the international toll line at +1-303-223-0118. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world's largest recycler of aluminum, we partner with customers in the aerospace, automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com.
Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income from continuing operations excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our ability to reduce net leverage and total debt, the possible future risks of the COVID-19 pandemic on our business and potential acquisition synergies from our acquisition of Aleris. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks arising out of our acquisition of Aleris Corporation, including risks associated with related divestiture requirements and uncertainties inherent in the acquisition method of accounting; disruption to our global aluminum production and supply chain as a result of COVID-19; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net sales	$2,978	$2,851	$5,404	$5,776
Cost of goods sold (exclusive of depreciation and amortization)	2,384	2,348	4,485	4,762
Selling, general and administrative expenses	129	122	251	249
Depreciation and amortization	141	88	259	176
Interest expense and amortization of debt issuance costs	70	61	140	126
Research and development expenses	18	18	37	37
Restructuring and impairment, net	7	32	8	33
Equity in net income of non-consolidated affiliates	(1)	—	(2)	—
Business acquisition and other integration related costs	—	12	11	29
Other expenses, net	18	2	93	6
	$2,766	$2,683	$5,282	$5,418
Income from continuing operations before income tax provision	212	168	122	358
Income tax provision	68	45	39	108
Net income from continuing operations	$144	$123	$83	$250
Loss from discontinued operations, net of tax	(11)	—	(29)	—
Loss on sale of discontinued operations, net of tax	(170)	—	(170)	—
Net loss from discontinued operations	(181)	—	(199)	—
Net (loss) income	$(37)	$123	$(116)	$250
Net income attributable to noncontrolling interest	—	—	—	—
Net (loss) income attributable to our common shareholder	$(37)	$123	$(116)	$250

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	September 30, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,627	$2,392
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 and $8 as of September 30, 2020 and March 31, 2020, respectively)	1,317	1,067
— related parties	163	164
Inventories	1,639	1,409
Prepaid expenses and other current assets	164	145
Fair value of derivative instruments	65	202
Assets held for sale	5	5
Current assets of discontinued operations	256	—
Total current assets	$5,236	$5,384
Property, plant and equipment, net	4,625	3,580
Goodwill	1,023	607
Intangible assets, net	676	299
Investment in and advances to non–consolidated affiliates	812	760
Deferred income tax assets	181	140
Other long–term assets
— third parties	343	219
— related parties	2	—
Long–term assets of discontinued operations	214	—
Total assets	$13,112	$10,989
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long–term debt	$55	$19
Short–term borrowings	393	176
Accounts payable
— third parties	1,832	1,732
— related parties	220	176
Fair value of derivative instruments	153	214
Accrued expenses and other current liabilities	616	613
Current liabilities of discontinued operations	144	—
Total current liabilities	$3,413	$2,930
Long–term debt, net of current portion	6,767	5,345
Deferred income tax liabilities	126	194
Accrued postretirement benefits	1,023	930
Other long–term liabilities	244	229
Long–term liabilities of discontinued operations	129	—
Total liabilities	$11,702	$9,628
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2020 and March 31, 2020	—	—
Additional paid–in capital	1,404	1,404
Retained earnings	512	628
Accumulated other comprehensive income (loss)	(458)	(620)
Total equity of our common shareholder	$1,458	$1,412
Noncontrolling interest	(48)	(51)
Total equity	$1,410	$1,361
Total liabilities and equity	$13,112	$10,989

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended September 30,
(in millions)	2020	2019
OPERATING ACTIVITIES
Net income from continuing operations	$83	$250
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	259	176
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	11	(21)
Gain on sale of assets	(2)	(2)
Impairment charges	—	11
Deferred income taxes, net	(33)	32
Equity in net income of non-consolidated affiliates	(2)	—
Amortization of debt issuance costs and carrying value adjustments	14	9
Other, net	(1)	—
Changes in operating assets and liabilities:
Accounts receivable	52	51
Inventories	195	(22)
Accounts payable	(70)	(52)
Other assets	52	(2)
Other liabilities	(189)	(128)
Net cash provided by operating activities - continuing operations	369	302
Net cash used in operating activities - discontinued operations	(21)	—
Net cash provided by operating activities	$348	$302
INVESTING ACTIVITIES
Capital expenditures	(222)	(305)
Acquisition of business, net of cash acquired	(2,614)	—
Proceeds from sales of assets, third party, net of transaction fees and hedging	2	3
Proceeds from investment in and advances to non-consolidated affiliates, net	8	11
(Outflows) proceeds from the settlement of derivative instruments, net	(1)	3
Other	5	7
Net cash used in investing activities - continuing operations	(2,822)	(281)
Net cash provided by investing activities - discontinued operations	207	—
Net cash used in investing activities	$(2,615)	$(281)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	1,910	12
Principal payments of long-term and short-term borrowings	(30)	(11)
Revolving credit facilities and other, net	(358)	(23)
Debt issuance costs	(24)	(2)
Net cash provided by (used in) financing activities - continuing operations	1,498	(24)
Net cash used in financing activities - discontinued operations	(2)	—
Net cash provided by (used in) financing activities	$1,496	$(24)
Net decrease in cash, cash equivalents and restricted cash	(771)	(3)
Effect of exchange rate changes on cash	19	(11)
Cash, cash equivalents and restricted cash — beginning of period	2,402	960
Cash, cash equivalents and restricted cash — end of period	$1,650	$946

Cash and cash equivalents	$1,627	$935
Restricted cash (Included in "Other long-term assets")	14	11
Restricted cash (Included in "Prepaid expenses and other current assets")	9	—
Cash, cash equivalents and restricted cash — end of period	$1,650	$946

Reconciliation of Adjusted EBITDA (unaudited) to Net income attributable to our common shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to Net income attributable to our common shareholder.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net (loss) income attributable to our common shareholder	$(37)	$123	$(116)	$250
Net income attributable to noncontrolling interests	—	—	—	—
Income tax provision	68	45	39	108
Interest, net	69	58	136	120
Depreciation and amortization	141	88	259	176
EBITDA	$241	$314	$318	$654

Adjustment to reconcile proportional consolidation	15	14	29	29
Unrealized (gains) losses on change in fair value of derivative instruments, net	(6)	(3)	27	(9)
Realized losses on derivative instruments not included in segment income	1	1	4	3
Restructuring and impairment, net	7	32	8	33
Gain on sale of fixed assets	—	(1)	(2)	(2)
Purchase price accounting adjustments	1	—	29	—
Loss from discontinued operations, net of tax	11	—	29	—
Loss on sale of discontinued operations, net of tax	170	—	170	—
Metal price lag	12	5	32	7
Business acquisition and other integration related costs	—	12	11	29
Other, net	3	—	53	2
Adjusted EBITDA	$455	$374	$708	$746

Free Cash Flow (unaudited)
The following table reconciles Free cash flow, a non-GAAP financial measure, to Net cash provided by operating activities - continuing operations.

	Six Months Ended September 30,
(in millions)	2020	2019
Net cash provided by operating activities - continuing operations	$369	$302
Net cash used in investing activities - continuing operations	(2,822)	(281)
Plus: Cash used in the acquisition of assets under a capital lease	—	—
Plus: Cash used in the acquisition of business, net of cash and restricted cash acquired	2,614	—
Plus: Accrued merger consideration	10	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(2)	(3)
Free cash flow from continuing operations	169	18
Net cash used in operating activities - discontinued operations	(21)	—
Net cash provided by investing activities - discontinued operations	207	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging - discontinued operations	(223)	—
Free cash flow	$132	$18

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total liquidity to the ending balances of cash and cash equivalents.

(in millions)	September 30, 2020	March 31, 2020
Cash and cash equivalents	$1,627	$2,392
Availability under committed credit facilities	1,005	186
Total liquidity	$2,632	$2,578

Reconciliation of Net income from continuing operations, excluding special items (unaudited) to Net income from continuing operations
The following table presents Net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net income from continuing operations	144	123	83	250
Special Items:
Business acquisition and other integration related costs	—	12	11	29
Metal price lag	12	5	32	7
Restructuring and impairment, net	7	32	8	33
Charitable donation	—	—	50	—
Purchase price accounting adjustment	1	—	29	—
Tax effect on special items	(6)	(12)	(33)	(14)
Net income from continuing operations, excluding special items	$158	$160	$180	$305

Segment Information (unaudited)
The following table presents selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$205	$63	$74	$112	$1	$455

Shipments (in kt)
Rolled products - third party	367	232	176	148	—	923
Rolled products - intersegment	—	8	2	—	(10)	—
Total rolled products	367	240	178	148	(10)	923

Selected Operating Results Three Months Ended September 30, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$171	$60	$46	$97	$—	$374

Shipments (in kt)
Rolled products - third party	286	237	176	136	—	835
Rolled products - intersegment	—	8	1	5	(14)	—
Total rolled products	286	245	177	141	(14)	835

Selected Operating Results Six Months Ended September 30, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$283	$83	$149	$188	$5	$708

Shipments (in kt)
Rolled products - third party	639	440	358	260	—	1,697
Rolled products - intersegment	—	12	4	1	(17)	—
Total rolled products	639	452	362	261	(17)	1,697

Selected Operating Results Six Months Ended September 30, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$341	$113	$99	$193	$—	$746

Shipments (in kt)
Rolled products - third party	575	460	359	271	—	1,665
Rolled products - intersegment	—	19	2	9	(30)	—
Total rolled products	575	479	361	280	(30)	1,665